Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Anheuser-Busch InBev SA/NV’s Annual report on Form 20-F for the year ended 31 December 2019.

Sint-Stevens-Woluwe, Belgium, March 24, 2020

PwC Bedrijfsrevisoren BV / Reviseurs d’Entreprises SRL

Represented by

/s/ Koen Hens

Statutory Auditor

PwC Bedrijfsrevisoren BV - PwC Reviseurs d’Entreprises SRL - Financial Assurance Services

Registered Office: Woluwe Garden, Woluwedal 18, B-1932 Sint-Stevens-Woluwe

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